UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 21, 2015

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

SB/RH HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-192634-03	27-2812840
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3001 Deming Way
Middleton, Wisconsin 53562
(Address of principal executive offices)
(608) 275-3340
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                          Completion of Acquisition or Disposition of Assets.
On May 21, 2015, Spectrum Brands Holdings, Inc. (the “Company” and, together with its consolidated subsidiaries, including SB/RH Holdings, LLC and Spectrum Brands, Inc., “Spectrum Brands”) completed the acquisition (the “AAG Acquisition”) of Armored AutoGroup Parent Inc. (“AAG”) pursuant to the Agreement and Plan of Merger by and among AAG, the Company, Ignite Merger Sub, Inc. and, solely in its capacity as representative, Avista Capital Partners II GP, LLC, dated as of April 28, 2015 for $1.4 billion in cash. Spectrum Brands funded the AAG Acquisition with the proceeds of its offering of an aggregate principal amount of $1,000 million of its 5.750% Senior Notes due 2025 and its registered offering of $575 million of shares of the Company’s common stock. In the registered offering, HRG Group, Inc. acquired 49% of the common stock offered thereby, including the shares subject to the underwriters’ option to purchase additional shares through one of its wholly owned subsidiaries.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the terms of the AAG Merger Agreement attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 29, 2015, which is incorporated herein by reference.
Item 9.01                          Financial Statements and Exhibits.

(a)	Financial Statements of Assets Acquired

To the extent required, the registrants will file by amendment to this Current Report on Form 8-K the historical financial information provided by this Item 9.01(a) within 71 calendar days of the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

To the extent required, the registrants will file by amendment to this Current Report on Form 8-K the pro forma financial information provided by this Item 9.01(b) within 71 calendar days of the date on which this Current Report on Form 8-K is required to be filed.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre
Name:	Nathan E. Fagre
Title:	Secretary and General Counsel

SB/RH HOLDINGS, LLC

By:	/s/ Nathan E. Fagre
Name:	Nathan E. Fagre
Title:	Secretary and General Counsel

Dated: May 28, 2015